Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	November 8, 2005

ALERIS ANNOUNCES SIGNIFICANTLY IMPROVED

THIRD QUARTER 2005 NET INCOME OF $31.5 MILLION

Summary

•	Net income totaled $31.5 million or $1.01 per diluted share for the third quarter 2005 compared with a reported net loss of $0.3 million or $(0.02) per diluted share in the third quarter of 2004. A reduction in the expected 2005 effective tax rate contributed $0.17 per share.

•	Third quarter 2005 adjusted earnings per share were $0.82 utilizing the previously forecasted tax rate and compared to $0.14 in the prior year on a pro forma basis.

•	The Company’s growth strategy accelerated since the end of the second quarter with the August 31 completion of the Tomra acquisition, the October 3 completion of the ALSCO Holdings, Inc. acquisition and the proposed acquisition of selected assets of the Ormet Corporation announced November 7.

•	Following an evaluation of redundant manufacturing facilities related to the ALSCO acquisition, the Company announced November 3 the planned future closing of the Carson, California rolling mill, a key step to realizing at least $12 million of synergies. A restructuring and asset impairment charge of $25-$30 million is contemplated.

•	Net debt was reduced by $17.6 million during the third quarter, including the utilization of $17.4 million of cash to acquire Tomra during the quarter. Strong cash flow from operations has driven down net debt by $85.8 million since December 31, 2004. Pro forma for the acquisition of ALSCO, net debt to EBITDA excluding special items on a last twelve month basis is 1.9x at September 30, 2005 compared with 3.0x at year-end.

•	Merger-related synergies and productivity benefits continued to ramp-up in the third quarter of 2005 and reached an annualized run rate of $32 million during the third quarter of 2005.

Aleris International, Inc.

($ and lbs. in millions)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2005	2004		2005	2004
		Reported	Pro Forma		Reported	Pro Forma
Volume:
Recycling and alloys lbs. processed	835	863	863	2,505	2,533	2,533
Rolled products lbs. shipped	201	—	263	699	—	758

Revenue	$554.9	$283.0	$583.9	$1,803.5	$854.0	$1,666.6

Net income (loss)	$31.5	$(0.3)	$1.7	$79.5	$2.7	$(6.3)

Earnings (loss) per diluted share	$1.01	$(0.02)	$0.06	$2.55	$0.18	$(0.23)

Adjusted earnings per share(1)	$0.82	$0.02	$0.14	$3.11	$0.34	$0.57

EBITDA(1)	$52.1	$13.4	$26.6	$152.3	$46.0	$70.6

EBITDA excluding special items(1)	$51.6	$14.2	$29.0	$175.4	$49.9	$93.2

(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including (i) EBITDA, (ii) EBITDA excluding special items and (iii) adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and impairment charges, executive severance costs, mark-to-market FAS 133 metal hedge unrealized gains and losses, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. “Adjusted earnings per share” excludes the per-share impact of these special items. Adjusted earnings per share for 2005 have been computed using an effective tax rate of 8.75%, the rate previously used to estimate our full year adjusted earnings per share. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Beachwood, Ohio – November 8, 2005 – Aleris International, Inc. (NYSE:ARS) today reported financial results for the third quarter of 2005.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. with Commonwealth Industries, Inc. IMCO was the acquirer for financial accounting purposes. The Company’s “As Reported” financial results for the third quarter of 2005 include the operations of both companies for 2005, but the comparable period in 2004 includes only the results of the former IMCO Recycling Inc. The “Pro Forma” results combine the operations of both companies and are adjusted to exclude the results of Commonwealth’s discontinued Alflex division and inter-company sales and to include the change to the average cost method of accounting for inventory for the rolled products segment (formerly Commonwealth), the incremental depreciation expense related to the write-up of the acquired fixed assets of rolled products to their estimated fair value, as well as incremental interest expense associated with the financing of the merger.

Third Quarter Operating Results

In the third quarter of 2005, Aleris reported revenues of $554.9 million and net income of $31.5 million or $1.01 per diluted share. These results include $0.02 per share of special items including $2.7 million of mark-to-market FAS 133 metal hedge gains that more than offset $1.2 million related primarily to the non-cash cost of sales impact of the write-up of rolled products assets to fair value at date of purchase and $1.0 million of restructuring charges related to the merger as well as a $0.17 per share benefit related to a decrease in our expected 2005 effective tax rate. The reduction in our expected tax rate was primarily due to the tax benefit from the reversal of federal valuation allowance resulting from the increased deferred tax liabilities associated with the deferred gains on our gas hedges. For the third quarter of 2004, the Company reported revenues of $283.0 million and a net loss of $0.3 million or $(0.02) per diluted share, including a $0.9 million mark-to-market FAS 133 metal hedge loss.

Reported revenues of $554.9 million and net income of $31.5 million or $1.01 per diluted share in the third quarter of 2005 compare to pro forma revenues of $583.9 million and pro forma net income of $1.7 million or $0.06 per share in the third quarter of 2004. Pro forma results in 2004 included $4.0 million of restructuring costs primarily related to executive severance costs and other costs related to the Commonwealth merger, $1.2 million of asset write-offs related to the shut-down of tube enterprises at the rolled products segment and $2.8 million of mark-to-market FAS 133 metal hedge gains. Third quarter 2005 adjusted earnings per share of $0.82 compared favorably to $0.14 per share on a pro forma basis in the third quarter of 2004. Third quarter adjusted earnings per share for 2005 have been computed using an effective tax rate of 8.75%, the rate previously used to estimate our full year adjusted earnings per share. EBITDA, excluding special items, totaled $51.6 million in the third quarter of 2005, an increase of 78% compared with $29.0 million on a pro forma basis in the comparable 2004 period. Improved results were driven principally by continued improvements in rolled products conversion margins and scrap spreads as well as synergy realization and productivity benefits.

Net debt was reduced by $17.6 million during the third quarter, including the utilization of $17.4 million of cash to acquire Tomra during the quarter.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said “We are extremely pleased with the momentum we gained during the third quarter. We once again exceeded underlying earnings expectations despite weak rolled products volume as customer destocking continued. More importantly, we took significant steps to strengthen Aleris and position the Company for profitable growth. Since the end of the second quarter we completed the purchase of all of the outstanding stock of Tomra Latasa in Brazil, and completed the acquisition of ALSCO. Associated with the ALSCO acquisition, we announced the closing of our Carson rolling mill, which will further reduce our costs and allow us to produce more cost effectively at our other facilities. Finally, on November 7 we announced the acquisition of selected Ormet assets and our plans to produce 125 million pounds of their sheet volume in our existing facilities, while further diversifying our product offering. Our continued capture of synergy and productivity benefits and a relentless focus on cash flow have allowed us to begin to execute our growth strategy and we expect continued strong execution as we integrate the most recent acquisitions and accelerate our growth.”

Year-to-date Operating Results

For the first nine months of 2005, Aleris reported revenues of $1,803.5 million and net income of $79.5 million or $2.55 per diluted share. These results include $(0.68) per share of special items including $10.4 million of mark-to-market FAS 133 metal hedge losses, $7.9 million of purchase accounting adjustments and $4.8 million of restructuring and asset impairment charges related to the merger. For the comparable period of 2004, the Company reported revenues of $854.0 million and net income of $2.7 million or $0.18 per share, including $4.5 million of costs related primarily to executive severance and $0.6 million of mark-to-market FAS 133 metal hedge gains.

Reported revenues of $1,803.5 million and net income of $79.5 million or $2.55 per diluted share for the first nine months of 2005 compared favorably to pro forma revenues of $1,666.6 million and a pro forma net loss of $6.3 million or $(0.23) per share for the first nine months of 2004. Pro forma results in 2004 included $18.3 million of restructuring charges primarily related to severance costs associated with the merger and $7.0 million of asset write-offs related primarily to the shut-down of tube enterprises at the rolled products segment. 2005 year-to-date adjusted earnings per share of $3.11 compares to adjusted earnings per share of $0.57 on a pro forma basis for the comparable year-to-date period of 2004. EBITDA excluding special items totaled $175.4 million for the first nine months of 2005 compared with $93.2 million on a pro forma basis in the comparable 2004 period. Significantly improved results were driven principally by increases in rolled products material margins and the benefits of synergy realization and productivity.

Strong cash flow from operations has driven down net debt by $85.8 million since December 31, 2004. Pro forma for the acquisition of ALSCO net debt to EBITDA excluding special items on a last twelve month basis is 1.9x at September 30, 2005 compared with 3.0x at year-end.

Rolled Products

Rolled product shipments totaled 201 million pounds in the third quarter of 2005 compared to pro forma shipments of 263 million pounds in the same period of 2004, down approximately 24% as some customers in both the building and construction and distribution end-use applications continued to adjust inventory levels during the quarter. Income in the rolled products segment was $37.1 million in the third quarter of 2005, excluding charges of $1.2 million related to adjustments for purchase accounting, compared with pro forma segment income of $13.5 million in the comparable 2004 period, an improvement of 175%. The improvement was driven by significantly higher rolling margins, favorable scrap spreads and improved productivity.

Material margins in the third quarter of 2005 improved to $0.489 per pound from $0.335 per pound in the year-earlier period on a pro forma basis. Sequentially, material margins improved $0.029 per pound during the quarter to the highest levels of the year as favorable product mix kept rolling margins high and continually improving scrap spreads more than offset slightly lower rolling margins. Cash conversion costs increased slightly to $0.229 per pound in the third quarter of 2005 from $0.222 per pound in the prior year on a pro forma basis due to a 17% reduction in production volume offset partially by improved productivity. For comparative purposes, all prior-year pro forma amounts have been restated utilizing the average cost method of accounting for inventory compared to previous reporting on a LIFO basis in accordance with the prior practice of the acquiring company as required by purchase accounting rules.

On a year-to-date basis, rolled products shipments totaled 699 million pounds compared with 758 million pounds in the year-earlier period on a pro forma basis. Segment income totaled $123.7 million in 2005 compared with pro forma segment income of $42.2 million in the comparable 2004 year-to-date period. The increased earnings were principally the result of higher rolling margins, improved scrap spreads and increased productivity.

Aluminum Recycling

Third quarter processing volume of 503 million pounds for the aluminum recycling segment was down approximately 5% compared with 530 million pounds in the prior-year period. Segment income increased to $8.0 million in the third quarter of 2005 from $4.3 million in the third quarter of 2004 due primarily to a significant specification alloy customer bankruptcy recorded in 2004 offset partially by higher natural gas costs and tighter specification alloy scrap spreads compared to 2004.

Aluminum recycling year-to-date 2005 processing volume was 1,521 million pounds compared with 1,567 million pounds in the comparable 2004 period, down 3% primarily due to lower automotive volumes. Segment income of $21.0 million for 2005 year-to-date was higher than September 2004 year-to-date segment income of $20.2 million, due primarily to the 2004 bankruptcy discussed above offset partially by lower than anticipated metal recovery performance, higher natural gas costs and tighter specification alloy scrap spreads.

International

Processing volume of 273 million pounds for the international segment was 3% higher in the third quarter of 2005 than in the comparable period of 2004. The increase was due to wrought alloy volume increases in Germany and to the inclusion of one month of results for the recently acquired business in Brazil. Third quarter 2005 segment income was $2.7 million compared with $6.1 million in the comparable 2004 quarter as lower profitability in Germany caused by mix-related lower margins and higher material costs offset the higher volume. In addition, 2004 results included a one-time gain of $1.0 million from a favorable settlement with a customer which did not recur in the 2005 period.

Year-to-date international processing volume of 812 million pounds compares favorably to 780 million pounds processed in the comparable 2004 period due primarily to higher volumes in Europe and Brazil. Segment income on a year-to-date basis was $10.4 million in 2005 compared to $16.5 million for the first nine months of 2004 due primarily to lower margins in both Germany and Mexico and the $1.0 million one-time gain in 2004.

Zinc

Third quarter 2005 processing volume of 58 million pounds for the zinc segment was 13% below the level of the year-ago period, due primarily to continued slow demand from the steel galvanizing industry related to the auto production slowdown. Income in this segment, however, doubled to $4.8 million in the third quarter of 2005 from $2.4 million in the prior-year period, due principally to higher average selling prices of zinc and resulting better margins. Zinc prices averaged $0.59 per pound in the third quarter compared to $0.44 per pound in the comparable 2004 period.

Zinc year-to-date 2005 processing volume of 171 million pounds was 8% lower than the comparable 2004 period, due primarily to reduced demand from steel galvanizers. Year-to-date segment income of $14.9 million was 62% higher than the comparable 2004 period, due principally to higher zinc prices.

Corporate Expense

Corporate expense primarily includes corporate SG&A and interest expense. In addition, corporate expense includes all restructuring and asset impairment charges, as well as non-cash adjustments associated with mark-to-market FAS 133 accounting for metal hedging activity that were previously shown within the business segments, in order to simplify understanding of ongoing segment operations. The Company’s 2004 results of operations have been recast on a comparable basis. In the third quarter of 2005, Aleris recorded gains of $1.7 million related to special items which included $2.7 million of mark-to-market FAS 133 metal hedge gains offset partially by $1.0 million of restructuring and asset impairment charges related to the merger. On a pro forma basis, special items in the third quarter of 2004 totaled $2.4 million and represented $4.0 million of restructuring costs primarily related to executive severance costs and other costs related to the merger, mark-to-market FAS 133 metal hedge gains of $2.8 million and $1.2 million of asset write-offs related to the shut-down of tube enterprises at the rolled products segment. Reported corporate SG&A expense and interest expense were significantly higher in the third quarter of 2005 than in the comparable 2004 period due to the merger with Commonwealth.

Corporate SG&A in the third quarter of 2005 increased to $14.4 million from $11.3 million in the comparable 2004 period on a pro forma basis, as some functional expenses that were previously recorded in the business units have been centralized and will be recorded at the corporate level in the future and higher incentive compensation accruals more than offset the benefits of corporate merger synergies. Interest expense for 2005 declined 11% to $9.8 million from 2004 on a pro forma basis, due primarily to lower interest rates and borrowing levels.

On a year-to-date basis, corporate SG&A declined to $42.4 million in 2005 from $43.9 million in the comparable 2004 period on a pro forma basis with corporate merger synergies more than offsetting higher incentive compensation accruals and additional costs recorded at the corporate level related to the centralization of certain functions that were previously recorded in the business units. Interest expense for year-to-date 2005 declined to $30.1 million from $32.9 million in the prior-year period on a pro forma basis.

Outlook

Mr. Demetriou said, “We are very excited about the future of Aleris and look forward to completing a record year in 2005. We have begun to see signs that the aluminum sheet inventory correction executed by a portion of our customer base is ending. Although underlying economic activity remains quite strong, our outlook for the remainder of the year will likely be affected by numerous acquisition integration-related initiatives currently underway at Aleris. We continue to expect full year 2005 adjusted earnings per share of $3.80 to $3.90. Looking beyond the current year, we anticipate a continued favorable economic environment in 2006 with Aleris top-line results benefiting from acquisitions, new products and hurricane reconstruction. Reduced costs from merger and acquisition synergies ramp-up, the closing of the Carson rolling mill, continued favorable scrap spreads in rolled products and an intensified Six Sigma effort should provide additional benefits in 2006. We expect to provide more specific guidance for 2006 once we have completed our budgeting process later this year.”

Conference Call and Webcast Information

Aleris will host a conference call November 8, 2005 at 11 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-831-6270 or 617-213-8858 and referencing passcode #83648350 at least 10 minutes prior to the presentation, which will begin promptly at 11 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #69229914 beginning at 1 p.m. Eastern time, November 8 until 11:59 p.m. Eastern time, November 15, 2005.

About Aleris

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloys. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 33 production facilities in the United States, Brazil, Germany, Mexico and Wales, and employs approximately 4,000 employees. For more information about Aleris, please visit the our Web site at http://www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2004, particularly the sections entitled “Risk Factors” contained therein.

Aleris International, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES	$554,919	$283,044	$1,803,507	$853,991
Cost of sales	495,757	264,280	1,610,688	791,163

GROSS PROFIT	59,162	18,764	192,819	62,828

Selling, general and administrative expense	22,111	11,119	64,880	37,767
Interest and other (income) expense	(261)	242	(955)	471
Restructuring charge	1,024	—	4,821	—
Unrealized (gains) losses on derivatives	(2,747)	859	10,389	(640)
Interest expense	9,777	6,643	30,053	19,948

	29,904	18,863	109,188	57,546
Income (loss) before provision for income taxes, and minority interests	29,258	(99)	83,631	5,282

(Benefit from) provision for income taxes	(2,374)	180	3,806	2,475

Income (loss) before minority interests	31,632	(279)	79,825	2,807

Minority interests, net of provision for income taxes	107	35	298	122

Net income (loss)	$31,525	$(314)	$79,527	$2,685

Net earnings (loss) per common share:
Basic	$1.03	$(0.02)	$2.62	$0.18
Diluted	$1.01	$(0.02)	$2.55	$0.18

Weighted Average Shares Outstanding:
Basic	30,495	15,186	30,367	14,835
Diluted	31,276	15,186	31,151	15,277

Aleris International, Inc.

Supplementary Information

(in thousands, unaudited)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2005	2004		2005	2004
Depreciation and amortization	$13,593	$6,916		$39,764	$21,113
Capital spending	$16,969	$9,739		$38,915	$22,302

Segment Reporting:
Volume (pounds):
Aluminum recycling	503,164	530,399		1,521,095	1,566,820
International	273,053	265,608		812,209	780,035
Zinc	58,358	67,040		171,219	186,115

	834,575	863,047		2,504,523	2,532,970

Percent tolled:	51%	51	%(1)	50%	49	%(1)

Shipped pounds – Rolled products	201,079	—		698,731	—

Revenues:
Rolled products	$270,521	$—		$942,830	$—
Aluminum recycling	134,696	138,072		409,136	419,682
International	96,155	93,472		299,774	276,739
Zinc	60,149	51,500		175,068	157,570
Intersegment eliminations	(6,602)	—		(23,301)	—

	$554,919	$283,044		$1,803,507	$853,991

Segment Income:
Rolled products	$35,920	$—		$123,724	$—
Aluminum recycling	7,987	4,338		20,953	20,225
International	2,713	6,082		10,394	16,526
Zinc	4,773	2,384		14,865	9,161

	$51,393	$12,804		$169,936	$45,912

(1)	Recast to include former Commonwealth Industries sales as buy/sell due to the acquisition.

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	September 30, 2005	December 31, 2004(1)
	(unaudited)
ASSETS
Current Assets:
Cash	$64,444	$17,828
Accounts Receivable, Net	260,362	229,018
Inventories	251,680	262,210
Derivative financial instruments	42,856	17,324
Other Current Assets	15,787	16,854

Total Current Assets	635,129	543,234

PP&E, Net	427,095	432,779
Goodwill	72,950	63,940
Restricted Cash	6,166	16,007
Other Assets	29,470	25,189

TOTAL ASSETS	$1,170,810	$1,081,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$161,871	$178,943
Accrued Liabilities	103,376	88,405
Current Maturities of long-term debt	8,882	61

Total Current Liabilities	274,129	267,409

Deferred Income Taxes Payable	11,325	11,280
Long-Term Debt	364,334	412,338
Other Long-Term Liabilities	108,271	107,452
Stockholders’ Equity	412,751	282,670

TOTAL LIABILITIES AND EQUITY	$1,170,810	$1,081,149

(1)	Certain items have been reclassified to conform to the current period presentation.

Aleris International, Inc.

Reconciliation of Net Income (Loss) to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income (loss)	$31,525	$(314)	$79,527	$2,685
Interest expense (net)	9,244	6,533	28,884	19,605
Income taxes	(2,374)	180	3,806	2,475
Minority interest	107	35	298	122
Depreciation and amortization	13,593	6,916	39,764	21,113

EBITDA	$52,095	$13,350	$152,279	$46,000
Mark-to-market FAS 133 metal hedge (gain) / loss	(2,747)	859	10,389	(640)
Restructuring, merger related and executive separation charges	1,024	—	4,821	4,512
Non-cash cost of sales impact of recording acquired assets at fair value	1,219	—	7,914	—

EBITDA, excluding special items	$51,591	$14,209	$175,403	$49,872

Reconciliation of Actual and Pro Forma Net Income (Loss) to Actual and

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Actual and Pro Forma EBITDA Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	Actual	Pro Forma	Actual	Pro Forma
Net Income (loss)	$31,525	$1,674	$79,527	$(6,305)
Interest expense (net)	9,244	10,901	28,884	32,557
Income taxes	(2,374)	267	3,806	2,606
Minority interest	107	35	298	122
Depreciation and amortization	13,593	13,708	39,764	41,615

EBITDA	52,095	26,585	152,279	70,595

Mark-to-market FAS 133 metal hedge (gain) / loss	(2,747)	(2,786)	10,389	(2,730)
Restructuring, merger related and executive separation charges	1,024	5,243	4,821	25,300
Non-cash cost of sales impact of recording acquired assets at fair value	1,219	—	7,914	—

EBITDA, excluding special items	$51,591	$29,042	$175,403	$93,165

Aleris International, Inc.

Reconciliation of Earnings per Diluted Share to

Adjusted Earnings per Diluted Share(1)

(unaudited)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2005	2004		2005	2004
		Reported	Pro Forma		Reported	Pro Forma
Earnings (loss) per Share as reported	$1.01	$(0.02)	$0.06	$2.55	$0.18	$(0.23)
Purchase accounting adjustments	0.03	—	—	0.23	—	—
Ineffective metal hedging	(0.08)	0.02	(0.08)	0.31	(0.02)	(0.08)
Restructuring costs	0.03	—	0.16	0.14	0.17	0.77
Tax impact	(0.17)	0.02	0.00	(0.12)	0.01	0.11

Earnings per Share as adjusted	$0.82	$0.02	$0.14	$3.11	$0.34	$0.57

(1)	This statement reconciles (i) earnings (loss) per share as reported, (ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, the impact of mark-to-market FAS 133 metal hedge gains and losses, and the impact of executive severance costs, restructuring costs associated with management actions related to pre merger restructuring initiatives of Commonwealth Industries and the merger of the Company with Commonwealth. For 2005, the “tax impact” represents the impact of using an 8.75% effective tax rate to compute adjusted earnings per share rather than the reported rate of 4.2%. The 8.75% rate was previously used to develop our estimated adjusted earnings per share. For 2004 reported and pro forma adjusted earnings per share, the “tax impact” was determined by computing an adjusted annual tax rate and associated expense excluding the adjustments from pre-tax income. The adjusted expense was compared to the reported or pro forma expense with the difference, on a per share basis, reflected in the statement. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tables contained herein reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in better understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.